(Translation)

JOINT VENTURE AGREEMENT

Article 1    Premise

1.
Upon mutual benefit and the basis of fair and friendly negotiation, Qinghai Province Sanjiang Group Company Limited (“Party A”), Guangzhou City Garwor Company Limited (“Party A”) and Pretty Mountains Holdings Limited (“Party C”) hereby agree to enter into this joint venture agreement, in accordance with the laws of Sino Foreign Joint Venture Enterprises of the People’s Republic of China and other relevant regulations, for the setting up of a sino-foreign joint venture company in the vicinity of the City of Xiling,  Qinghai Province of the People’s Republic of China.

Article 2    The Joint Venture Parties

2.	The Joint Venture Parties

Party A	:	Qinghai Province Sanjiang Group Company Limited Country of Registration : China
Address	:	No. 50, Sengli Lu, Xiling City, Qinghai Province, China.
Legal Representative :  Mr. Han Suanmin

Party B	:	Garwor Company Limited Country of Registration : China
Address	:	No. 20, 4th Floor, Beiau Yi Lu, Panyi District, Guangzhou, China.
Legal Representative :  Mdm. Song Haixian

Party C	:	Pretty Mountains Holdings Limited Country of Registration : Macau, China
Address	:	Flat/RM1613, 16th Tai Yau Building, 181 Johnston Road, Wanchai, Hong Kong
Legal Representative :  Mr. Zhen Sauqian

Article 3    Establishment of the Joint Venture Company

3.
For mutual benefit, the Parties hereto agree to enter into a joint venture by setting up at No. 50, Sengli Lu, Xiling City, Qinghai Province, China a joint venture company, to be named as Sanjiang A Power Agriculture Co. Ltd. (“SJVC”).

4.
The parties hereto as the legal persons jointly incorporate the SJVC in accordance with the laws of Sino Foreign Joint Venture Enterprises of the People’s Republic of China and other relevant regulations.

5.	The activities of the SJVC shall be carried out in compliance with the laws of the People’s Republic of China and other relevant regulations, and be subjected to its jurisdiction.

6.	The SJVC shall be a limited liability corporation, and the parties hereto shall share the risks, indebtedness and losses of the SJVC as well its profit.

Article 4    The Purpose of Joint Venture, the Scope and Scale of Business

7.
The objective of the joint venture is to re-align the development of agricultural products (to facilitate internationalization and commercialization as well as recycling of organic agriculture) to cater for the increasing domestic or overseas demand for the agricultural products, so as to gain economical benefits for all parties.

(including employing modern commercialised technologies to solve the problems of pollution associated with the treatment of agriculture waste)

8.
The scope of business: to produce organic fertilizer, organic farm grass, organic livestock feed and livestock rearing, so as to produce highly in demand agricultural products for domestic and overseas markets in order to its competitiveness in the international markets.

It includes :-
1.	using environmental friendly technology to recycle agriculture waste for production of organic fertilizer;
2.	using environmental friendly technology and bacteria to produce organic feed;
3.	using environmental friendly technology to increase dairy milk production and quality; and
4.	using animals energy analytical method and management system to develop agriculture projects.

9.	The scale of business: to devise a 7-year plan to produce 1,190,017 metric tons of organic agricultural products. The details are as follows :

Attachment 1 (Table 1)

	Description	Unit	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	7 years Total
A	Planned production
1	Organic fertilizer	ton	17,500	25,000	35,000	52,500	70,000	150,000	300,000	650,000
2	Organic livestock feed
*	Type (1)	ton	30,000	60,000	90,000	90,000	90’000	90,000	90,000	540,000
3	Demonstration farms (cattle & sheep)
	Cattle	head	50
			10							10
	Organic farm grass（1）
	Sheep	head	200
		ton	7							7
	Organic farm grass（2）

Attachment 1 (Table 2)

	Description	Unit	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	7 years Total
B	Basic information
1	Manufacturing organic fertilizer
	Land area required	Mu	30	30	30	60	120	240	480	480
	Building area required	M²	9,690	14,535	19,380	29,070	38,760	77,520	155,040	155,040
	Employment opportunity	person	18	32	44	57	103	174	297
2	Organic livestock feed
	Type (2)
	Land area required	Mu	60	60	110	200	400	460	520	520
	Building area required	M²	12,255	12,255	24,510	49,020	98,040	110,295	122,550	122,550
	Job vacancy	person	15	175	315	567	1,021	1,161	1,301
*	Type(1)
	Land area required	Mu		60	60	110	200	400	460	460
	Building area required	M²		12,255	12,255	24,510	49,020	98,040	110,295	110,295
	Employment opportunity	person		15	175	315	567	1,021	1,161
3	Demonstration farms ( cattle & sheep)
	Cattle
	Land area required	Mu		1,000	1,000	1,000	1,000	1,000	1,000	1,000
	Building area required	M²		5,000	5,000	5,000	5,000	5,000	5,000	5,000
	Employment opportunity	person		10	10	10	10	10	10
	Sheep
	Land area required	Mu		800	800	800	800	800	800	800
	Building area required	M²		4,000	4,000	4,000	4,000	4,000	4,000	4,000
	Employment opportunity	person		5	5	5	5	5	5	5

Attachment 3: The feasibility report on organic fertilizer manufacturing.
Attachment 4: The feasibility analysis on organic livestock feed manufacturing.
Attachment 5: The feasibility analysis on organic farm grass production.

Remarks: the feasibility report on other business activities will be provided whenever it is required.

Article 5     Method of Cooperation

10.	Total Investment : U.S.$2,000,000.00

Project 1	:	Bio-organic fertilizer manufacturing	:	U.S$450,000.00

Project 2	:	Organic livestock feed manufacturing	:	US$950,000.00

Project 3	:	Farm grass growing	:	US$600,000.00

11.	Registered capital : U.S.$1,400,000.00

Equity ratio :   Party A shall contribute U.S.$630,000.00 for 45% equity;  Party B shall contribute U.S.$140,000.00 for 10% equity;  Party C shall contribute U.S.$630,000.00 for 45% equity, the parties shall share the profit and loss of the SJVC in that ratio.

12.
The parties shall pay up the registered capital in accordance with the equity ratio;  all parties shall pay up 30%, 30% and finally 40% of their respective share in accordance with the equity ratio within 45 days, 90 days and 180 days from the date of issuance of the business license for SJVC.

13.	Tenure of the joint venture: 30 years.

14.	The arrangement for cooperation :

(1)	Party A to provide :

1.	US$630,000.00 as capital;
2.	appropriate plots of lands with the related “Land Usage Rights” or convertible old factory suitable for the projects;
3.	vehicles for use by the SJVC during the development stage;
4.	project site for development of demonstration farms for the rearing of cattle and goats;
5.	project site for manufacturing of bio-organic fertilizer;
5.	project site for production of livestock feed and farm grass;
6.	company office and accommodation for personnel from out of town during the development stage of the company;
7.	related plants and equipment and facilities for the production factories and laboratories of the SJVC;
8.	first batch of premium herd of cows and goats for the demonstration farms;
9.	proper channels for procuring governmental financial assistance or other incentives for agriculture projects to meet the needs of the projects;
10.	agriculture land by way of transfer or lease for production purposes.

(2)	Party B to provide :

1.	US$140,000.00 as capital;
2.	modern agriculture management system;
3.	international business network;
4.	proper channels for procuring financial assistance locally to meet the development cost;
5.	assistance to resolve any misunderstanding between the Chinese and foreign parties resulting from the difference in opinion on the laws and regulation between the two concerned countries;
6.	expertise in the sales and marketing needs of the SJVC.

(3)	Party C to provide :

1.	US$630,000.00 as capital;
2.	the rights to use the relevant patented technologies and the related trademarks and brands;
3.	the rights to use the patented Bacterial and Bio-organic Fertilizer Manufacturing Technology, the Stock Feed Manufacturing Technology;
4.	the related techniques associated with the Bio-organic Fertilizer and Livestock Feed Manufacturing;
5.	international business and sales network and business operation model that generate financial benefit based on branding;
6.	channels for securing international financings for its developments.

Note :

1.
If any of the technologies, techniques, systems, designs, brands and trademarks mentioned above are the properties of Party C, the SJVC shall acquire no right to operate the same except in the circumstances if they would be developed and/or invented by the SJVC during the course of its developments and operation.  In these events should anyone of the joint venture parties use any of the new inventions, such party shall pay the SJVC compensation, the values of which will be determined in accordance with the international market values at the time of usages.

2.
Party C shall conduct feasibility studies on the projects, in coordination with Party A, and such feasibility studies reports shall be the properties of the SJVC.  If any one of the Joint Venture partners should use any of the referred studies, such party shall pay the SJVC compensation, values of which will be determined in accordance with the international market values at the time of usages.

3.
The SJVC will appoint Sino Agro Food, Inc. as its consultant for the purpose of applying the necessary treatment to make its group and organization structures, business strategies and operation on par with the international corporate standards, to facilitate realization of its planned listing exercise on overseas bourses, and the expenses incurred thereby shall be borne by the parties hereto.

15.	All plant and equipment purchased by Party C shall be verified and approved by the relevant authority.

16.
Within three months after the approval of the relevant authority has been given for the contracts entered into by the SJVC Party C for the purchase of any plant and equipment, the personnel of the SJVC shall inspect and verify the purchased items and authorize Bank of China to issue the relevant letters of credit in favour of the banker of Party C.

17.	Party C shall ship all the purchased goods to a seaport directed by the SJVC within 6 months from the date of issuance of the letter of credit.

18.	The parties hereto shall abide by the time frame for allocating the land or capital, failing which the defaulting party shall bear all losses arising therefrom.

  Article 6    The Responsibilities of the Parties

19.	Party A shall have the following responsibilities:

1.	To submit the necessary application to the relevant authorities for incorporation of the SJVC;
2.	To submit the necessary application to the relevant authorities for the use of land by the SJVC;
3.	To reasonably provide in accordance with the production requirement the necessary public facilities for the SJVC;
4.	To facilitate purchase of raw materials, and to handle all applications for the supply of water, electricity, telephone and other communication connection;
5.	To handle procurement of workers, and to recommend requisite management and technical personnel for consideration for employment by the management of the SJVC;
6.	To deal with invitation for the expatriates personnel of the SJVC, and to arrange the necessary accommodation and transportation for such personnel.
7.	To assist in matters relating to the transportation of and related customs matter for the export of the products;
8.	To be responsible for the transportation of all equipment imported by Party C from the main ports in Guangdong Province to the project sites of the SJVC; and
9.	Other matters as agreed by the parties to be the responsibilities of Party A.

20.	Party B shall have the following responsibilities:

1.	To be responsible for ensuring the safety of the SJVC’s tangible and intangible assets in the course of their usage;
2.	To handle the necessary application to the relevant authorities for the use of land by the SJVC by way of lease from the local farmers;
3.	To handle the application of permits and prearrangements needed to service the company’s logistic;
4.	To carry out the assessment of management and technical personnel recommended by Party A and Party C;
5.	To obtain all permits for the company’s produces and products from the Government bodies whenever necessary;
6.	To protect the company’s right in using assets provided either by Party A or Party C;
7.	other duties mutually agreed upon by all parties.

21.	Party C shall have the following responsibilities:

1.	the provision of all designs and plans for the construction of the company’s production factories;
2.	the provision of a list of imported plants and equipment needed by the company;

3.	the provision of technical specification of, operation manual of, and management systems for the company’s production;
4.	the provision of information and news relating to technologies and markets needed by the company’s operation;
5.	protecting the company’s assets and training of workers for the company;
6.	assisting the company in the purchase of imported goods that could not be purchased in China;
7.	the timely shipping of goods purchased for and on behalf of the company, and for the installation of related plants and equipment;
8.	improving the company’s competitiveness, market shares and to ensure good profitability to be derived from the company’s export sales;
9.	other duties mutually agreed upon by all parties.

22.	1.
The parties hereto shall not carry out any manufacturing operation using the patent right, the specific technology, facilities and equipment and trademark as mentioned in this Agreement (save and except the SJVC) in the 13 provinces, regions or cities in the  western China (including Qinghai Province, Gansu Province, Shanxi Province, Sichuan Province, Yunnan Province, Guizhou Province, Chongqing Municipality, Guangxi Autonomous Region, Sizhan Autonomous Region, Ningxia Autonomous Region, Xinjiang Vygur Autonomous Region and Inner Mongolia Autonomous Region).

2.	If the SJVC suffers losses as a result of failure of any of the parties in carrying out its responsibilities, the defaulting party shall bear all losses arising therefrom.

Article 7    The Board of Directors

23.
The Board of Directors is the highest authority of the SJVC; it decides on important matters, and unanimous decision of the Board of Directors is required for very important matters. Simple majority decision shall suffice for other matters.

24.	The Board of Directors shall be formed on the date of registration of the incorporation of the SJVC.

25.	The Board of directors shall consist of 7 members; 3 appointees from Party A, 1 from Party B and 3 from Party C.

26.	The chair person shall be the legal representative of the company, and he shall be elected by the parties hereto.

27.	The tenure of the chair person shall be 3 years and re electable.

28.	A director appointed by Party A shall be made the first term Chair person, whereas a director appointed by Party C shall be made the first term Finance Director cum Chief Financial Officer.

29.	If the chair person for any reason is not able to carry out his duties, deputy chair person or other directors shall be empowered to represent the SJVC.

30.
The Board shall schedule to meet once a month on the 1st Saturday of every month at Xiling City, or at any other venue when necessary.   The chair person may hold short notice meeting.   The meetings of the Board shall be chaired by the chair person or the deputy chair person or other director as directed by the chair person.   The chair person shall notify the directors of the date, venue and agenda for the meetings 3 weeks prior to the scheduled meetings.

31.
Director who is not able to attend any scheduled meeting may appoint proxy to attend the meeting in writing, and such proxy shall have the right of speech and voting right at the meetings, but such proxy shall not represent more than 1 absent director.

32.	The quorum for any meeting shall be two third of the directors (including the proxy) attending the meeting.

33.	The meetings of the board of directors shall be conducted in a respectful, fair and just manner.

34.	The following matters shall require unanimous approval of the board of directors before tabling the same at the shareholders’ meeting :

1.	Amendment to this Joint Venture Agreement or the Constitution of the SJVC;

2.	Resolution of the SJVC;

3.	Increasing, reducing or transferring the registered capital of the SJVC;

4.	Merger of the SJVC with others, re-organization of the company structure;

5.	Pledging the company’s assets as security; and

6.	Such matters that require unanimous decision of the Board of Directors.

Decision on other matters may be taken in accordance with the provisions of the Constitution of the company.

Article 8    Operation and Management

35.
The management of the SJVC shall be responsible for the day to day administration and operation of the company.  The management shall consist of 1 General Manager, 1 Deputy General Manager and several other senior managers, the employment of same shall be decided by the board of directors, for tenure of 3 years.

36.	The duties and powers of the General Manager are as follows :

1.	To carry out the matters as directed in this Joint Venture Agreement, the company’s Constitution and the Board of Directors;

2.	To nominate key persons for various departments of the company, and to recruit other personnel and to notify the board of directors of such employment;

3.	To formulate the company’s operation and management systems, and to deploy, direct, supervise and inspect the operation;

4.	To periodically submit report on work progress, financial and profit & loss report to the board of directors;

5.
To be responsible for the daily operation and management: purchase of raw materials and parts & equipment, price fixing for the company’s products, marketing of products, contracts for specific cooperation with others and cash flow financing;

6.	To represent the SJVC in negotiation and signing of contracts;

7.	To hold management meetings and to execute the decisions made thereat;

8.	To resolve matters/problems raised by various departments of the company;

9.	To represent or appoint agent to represent the SJVC, as directed by the board of directors, in matters concerning the SJVC;

10.	To handle all disciplinary matters; and

11.	To handle all other matters within the ambit of duties of the General Manager.

37.	The duties and powers of the Deputy General Manager are as follows :

1.	To assist the General Manager in the operation and management of the SJVC;

2.	To take over the function of the General Manager, when the General Manager is absent;

3.	To represent the SJVC in business negotiation;

4.	To deal with conflicts arisen in the course of operation and other related problems; and

5.	To handle all other matters within the ambit of duties of the Deputy General Manager.

Article 9    Pre Development

38.	All expenses incurred during the pre development stage shall be gradually billed into the cost of production over the years.

Article 10    Management of workers and Trade Union

39.
The SJVC shall abide by the laws of China and other rules and regulations as formulated by the governmental labour department on matters relating to employment, dismissal, wages, discipline, welfare of workers employed by the SJVC.   The SJVC’s employees shall enjoy paid leave according to the laws.

40.	The workers of the SJVC shall have to right to form trade union and organize activities thereof.

Article 11    Production and Marketing

41.
The board of directors shall meet at the end of each calendar year to prepare the budget and plan for the following year for the rate of production, as well as the import and export, and report the same to the relevant governmental department according to the requirement of the regulations.  The budget and plan may be adjusted along the way according to market condition, taking into account the economic returns and balance of payment.

42.
For any purchase or procurement of material or equipment, priority must be given for such items to be sourced locally, taking into account the quality, specification and pricing of the items concerned.

43.
After due inspection has been carried out by China’s Export Goods Inspection Department, the agricultural products of the SJVC shall be exported directly according to the yearly plan for export.   The SJVC may also participate in Guangzhou Expo for purpose of exporting the products.

44.	The SJVC may export all the company’s products of export quality to attain a balance of payment in its imports and exports, and to gain more foreign exchange.

45.	Party C shall be responsible for marketing the products overseas, and the company’s products shall be sold, domestically or overseas, under the brand name of the SJVC.

46.
The pricing and quantum of exported products shall be fixed by taking into account the company’s balance of payment in foreign exchange and cost, and shall be adjusted according to the international market condition.

47.
The pricing and quantum of the products to be sold locally shall be fixed by the board of directors and implemented by the department concerned in accordance with the goods pricing policy set by the China Government.   As for the pricing of exported products, the Bbard of directors shall decide whether it shall be fixed according to the international market condition or the transacted price at Guangzhou Expo.

Article 12    Financial System

48.
The board of directors shall formulate the company’s accounting system in accordance with the regulations set by the Finance Ministry of China, taking into consideration the requirement of the company.

49.
Various reports shall be submitted to the parties before the 10th of following calendar month, whereas year-end report shall be submitted at the end of the following month after the end of year, and audited by Chinese auditors appointed by the company.  All reports shall be extended to the relevant departments, including the statistics department, for record purpose.

50.
The SJVC shall adopt ‘credit & debit’ method for keeping accounts, to be written in Chinese language and in Renminbi denomination and other currencies shall be converted to Renminbi at the rate published by Bank of China.   Currency used in trading shall be calculated based on trading exchange rate, whereas transmission of fund in and out of the country shall comply with the foreign exchange control regulations of China.

51.	The SJVC shall engage Chinese auditors for auditing of accounts, and such audited accounts shall be submitted to the board of directors and the General Manager.

52.	The SJVC shall maintain Renminbi and foreign currency accounts with a local bank permitted by the National Foreign Exchange Control Board to operate foreign exchange transactions.

Article 13    Taxation, Profit and Loss

53.	The SJVC shall pay taxes in accordance with the laws of taxation of China.

54.	The SJVC shall apply for tax reduction or exemption or rebate according to the laws.

55.	Parties hereto shall pay their respective taxes.

56.
The board of directors may decide to distribute net profit earned by the SJVC to the parties hereto according to the agreed ratio, after set aside provisions for reserves, workers’ welfare fund, incentive fund, company development fund and payment of taxes.

57.	Party C shall follow the exchange control regulations in repatriating its net profit from this joint venture.

58.	If the company incurs losses, such losses may be, as the shareholders’ meeting shall decide, replenished by utilizing the company’s reserves or be borne by the parties according to the agreed ratio.

The parties shall share the profit and loss of the SJVC according to the ratio of their respective contribution towards the capital of the company.

Article 14    Approval, Commencement, Extension and Termination of this Agreement

59.
This Agreement shall be submitted for approval in accordance with the relevant regulations governing sino-foreign joint venture.   Thereafter the SJVC shall submit the approval letter to the Industrial and Commerce Administration Management Department for registration and issuance of business license. The tenure of the SJVC shall commence from the date of issuance of the Business License.

60.
Should the shareholders decide to continue with the joint venture 6 months before the expiration of this joint venture, the shareholders may apply to the relevant authorities to extend the validity period of this joint venture.

61.	The SJVC may be dissolved during the currency of this joint venture if :-

1.	the company suffers severe financial losses and is not able to continue its operation as a result;

2.	a party hereto fails to fulfill its obligations herein, and the company is not able to continue its operation as a result;

3.	occurrence of natural disaster, war etc and the company suffers severe losses as a result; and

4.	the company fails to achieve its business objectives, and has no prospect of development.

5.	Despite much effort from both parties the situation is irreparable; the board of directors may submit application to the relevant authority for its early dissolution.

6.
If the company is dissolved due to the occurrence of the circumstance as stated in item 2 herein, then the defaulting party shall compensate the other parties for the losses they may suffer as a result.

62.
If the company is to be dissolved during the currency of its term, the assets of the company shall be utilized for the purpose of payment of debts, taxes and other payables, and the balance thereof shall be distributed to the parties hereto in the agreed ratio.

63.	At the expiration of the tenure of this joint venture, this Agreement shall lapse automatically, and all the assets of the company shall be reverted to Party A without any condition attached thereto.

64.	Upon dissolution of the company, all books and records shall be kept by Party A.

Article 15   Amendment to this Agreement

65.	Any amendment to this Agreement shall require written consent of all parties, and be subject to approval of the relevant authority before taking effect.

Article 16   Insurance

66.	The company shall take out insurance coverage from the insurance companies licensed to operate in China.

Article 17   Brand Name and Trademark

67.
The organic agriculture products of the company shall be sold under the brand name and trademark of “San Yi” (tentative name), which is to be used after due registration of same with Trademark Control Department of China.  If necessary such trademark shall be registered internationally.

Article 18   Liability for Breach of Contract

68.
Should any party fail to pay up on schedule the contribution in accordance with the requirement as prescribed in Article 5 of this contract, the defaulting party shall pay to the innocent party or parties 5% of its share of the contribution per month starting from the first month after the breach. Should the defaulting party fail to pay up 3 months after the due date for payment, then the innocent party or parties shall have the right to terminate this Agreement and claim damages from the defaulting party.

69.
Should all or part of the contract and its appendices not be able to be performed due to the fault of one party, the defaulting party shall bear the liability for breach of contract.  Should it be the fault of both parties, they shall bear their respective liabilities according to the actual situation.

In order  to  guarantee  the  performance  of  the  contract  and  its appendices, the parties hereto  shall provide each other with bank guarantees for due performance of the contract.

Article 19   Applicable Law

70.	The formation, validity, termination and carrying into effect of this Agreement and settlement of disputes arising therefrom shall be governed by the laws of the People's Republic of China.

Article 20   Settlement of Disputes

71.
Any disputes arises in the course of carrying into effect this Agreement shall be settled through friendly consultations among the shareholders of the company. In case no settlement can be reached through consultations, the disputes shall be referred to Arbitration.

72.	The arbitration shall take place in Beijing, and shall be conducted by the China International Economic and Trade Arbitration Centre in accordance with its rules.

73.	The arbitral award is final and binding upon all parties.

74.	The fees for arbitration shall be borne by the losing Party.

75.	The terms of this Agreement, other than the part which is the subject matter of the arbitration, shall remain operational.

Article 21    Others

76.
The General Manager shall forthwith inform the shareholders of the company of the occurrence of force majeure or other matter of serious consequence, which will affect the performance of this Agreement, and shall deliver to the shareholders or the Board of Directors by registered air mail such written documents of such event.

77.	This Agreement and its attachments shall have the same legal force.

78.
This Agreement may be printed in various languages, but the version in Chinese Language shall prevail. Should this Agreement contain any ambiguity, then the Constitution of the company shall prevail. This Agreement shall take effect upon its approval by the Department of Commerce and Trade of the Xiling City. This Agreement shall be printed in 24 copies, of which each party shall have 2 copies each, and the relevant approving authorities each shall have 1 copy.  All copies shall have the same legal force.

Party A :  Qinghai Province Sanjiang Group Company Limited

Legal Representative :                 (signed)

Date :  December 28, 2008

Party B:  Garwor Company Limited

Legal Representative :                  (signed)

Date :  December 28, 2008

Party C :  Pretty Mountains Holdings Limited

Legal Representative :                  (signed)

Date :  December 28, 2008